Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated August 29, 2023, on the financial statements of Neolara Corp. as of June 30, 2023, and for the period then ended in the 10-K Filing for the year ended June 30, 2024. We also consent to the application of such report to the financial information when such information is read in conjunction with the financial statements referred to in our report.

Houston Texas

PCAOB Firm #6778

September 27, 2024